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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

XFORMITY TECHNOLOGIES, INC.
[Missing Graphic Reference]
(Name of Issuer)

COMMON STOCK
[Missing Graphic Reference]
(Title of Class of Securities)

98416E101
[Missing Graphic Reference]
(CUSIP Number)

June 6, 2007
[Missing Graphic Reference]
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]	Rule 13d-1(b)
[ X ]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

CUSIP No. 98416E101
[Missing Graphic Reference]
1.	Names of Reporting Persons. FARZIN FERDOWSI
[Missing Graphic Reference]
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	Not Applicable
	(b)	Not Applicable
[Missing Graphic Reference]
3.	SEC Use Only ............................................................................................................................................
[Missing Graphic Reference]
4.	Citizenship or Place of Organization: UNITED STATES
[Missing Graphic Reference]
Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 3,886,462
[Missing Graphic Reference]
		6.	Shared Voting Power: Not Applicable
[Missing Graphic Reference]
		7.	Sole Dispositive Power: 3,886,462
[Missing Graphic Reference]
		8.	Shared Dispositive Power: Not Applicable
[Missing Graphic Reference]
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,886,462
[Missing Graphic Reference]
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): Not Applicable
[Missing Graphic Reference]
11.	Percent of Class Represented by Amount in Row (9): 7.53%
[Missing Graphic Reference]
12.	Type of Reporting Person (See Instructions): IN
[Missing Graphic Reference]

Item 1.
	(a)	XFORMITY TECHNOLOGIES, INC.
	(b)	1433 PROTON ROAD, DALLAS TEXAS 75244

Item 2.
	(a)	FARZIN FERDOWSI
	(b)	C/O MANAGEMENT RESOURCES COMPANY, LLC 1728 GENERAL GEORGE PATTON DRIVE, SUITE 200 BRENTWOOD, TN 37027
	(c)	UNITED STATES
	(d)	COMMON STOCK
	(e)	98416E101

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	Not Applicable
	(b)	Not Applicable
	(c)	Not Applicable
	(d)	Not Applicable
	(e)	Not Applicable
	(f)	Not Applicable
	(g)	Not Applicable
	(h)	Not Applicable
	(i)	Not Applicable
	(j)	Not Applicable

Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	3,886,462
	(b)	7.53%.
	(c)	Number of shares as to which the person has:
(i) 3,886,462
(ii) Not Applicable.
(iii) 3,886,462
(iv) Not Applicable

Item 5.	Ownership of Five Percent or Less of a Class
Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not Applicable.

Item 8.	Identification and Classification of Members of the Group
Not Applicable.

Item 9.	Notice of Dissolution of Group
Not Applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
June 6, 2007 Date /s/ FARZIN FERDOWSI Signature FARZIN FERDOWSI Name/Title

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations
(See 18 U.S.C. 1001)